Filed Pursuant to Rule 424(b)(3)

File Number 333-169119

Pricing Supplement to the Prospectus dated August 31, 2010 and the Prospectus Supplement dated August 31, 2010

Barclays ETN +

$250,000,000

Long C Leveraged Exchange Traded Notes

Linked to the S&P 500® Total Return IndexTM

The prospectus dated February 10, 2009 and the prospectus supplement dated September 14, 2009, relating to our Global Medium-Term Notes, Series A, each of which were referenced in the pricing supplement relating to the Securities dated November 17, 2009 (filed with the SEC under Registration Statement File No. 333-145845), have been superseded by the accompanying prospectus dated August 31, 2010 and the accompanying prospectus supplement dated August 31, 2010, relating to our Global Medium-Term Notes, Series A, each of which were filed with the SEC under Registration Statement File No. 333-169119.

The Long C Leveraged Exchange Traded Notes (the “Securities”) that Barclays Bank PLC may issue from time to time are linked to the S&P 500® Total Return IndexTM (the “Index”). The Securities do not pay any interest during their term and do not guarantee any return of principal at maturity or upon redemption. Unless a stop loss termination event (as defined below) occurs, you will receive a cash payment at maturity or upon redemption based on a leveraged participation in the performance of the Index, less the accrued financing charges (calculated as described below) applied by Barclays Bank PLC. The principal terms of the Securities are as follows:

Issuer: Barclays Bank PLC

Series: Global Medium-Term Notes, Series A

Principal Amount per Security: $100

Inception and Issue Dates: The Securities were first sold on November 17, 2009 (the “inception date”) and were first issued on November 20, 2009 (the “issue date”).

Maturity Date: November 20, 2014.

Secondary Market, CUSIP Number and ISIN: We have listed the Securities on the NYSE Arca stock exchange (“NYSE Arca”) under the ticker symbol “BXUC”. The CUSIP number for the Securities is 06740H666 and the ISIN is US06740H6669.

Underlying Index: The return on the Securities is linked to the performance of the Index. The Index is designed to provide an indication of the pattern of stock price movement in the U.S. equities market. The Index is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P” or the “index sponsor”). The level of the Index is reported on Bloomberg page “SPXT <Index>”.

Payment at Maturity: If you hold your Securities to maturity, you will receive a cash payment equal to the closing indicative note value of your Securities on the final valuation date.

Closing Indicative Note Value: The closing indicative note value for each Security on any valuation date will equal (a) the long index amount on such valuation date minus (b) the financing level on such valuation date.

Long Index Amount: On the initial valuation date, the long index amount for each Security will equal $200. On any subsequent valuation date, the long index amount for each Security will equal the product of (a) two times (b) the principal amount per Security times (c) the index performance factor on such valuation date.

Index Performance Factor: The index performance factor on the initial valuation date will equal 1. On any subsequent valuation date, the index performance factor will equal (a) the closing level of the Index on such valuation date divided by (b) the closing level of the Index on the initial valuation date.

Financing Level: On the initial valuation date, the financing level for each Security will equal $100. On any subsequent valuation date, the financing level for each Security will equal the sum of (a) $100 plus (b) the accrued financing charges.

Accrued Financing Charges: On the initial valuation date, the accrued financing charges for each Security will equal $0. On any subsequent valuation date, the accrued financing charges for each Security will equal the sum of (a) the accrued financing charges on the immediately preceding valuation date plus (b) the product of (i) the financing level on the immediately preceding valuation date times (ii) the financing rate times (iii) the number of calendar days from, but excluding, the immediately preceding valuation date to, and including, the then current valuation date divided by (iv) 365.

Financing Rate: The financing rate will equal the sum of (a) 0.75% plus (b) the yield to maturity of the most recent weekly auctioned 91-day U.S. Treasury Bills effective on the preceding business day in New York City. The yield for 91-day U.S. Treasury Bills is generally announced by the U.S. Treasury on each Monday; on any Monday that is not a business day in New York City, the yield prevailing on the immediately preceding business day in New York City will apply. The most recent yield for 91-day U.S. Treasury Bills will be published on Bloomberg under the ticker symbol “USB3MYD”.

Because your investment in the Securities is leveraged, any decrease in the level of the Index underlying your Securities will result in a significantly greater decrease in the repayment amount, and you may receive less than your original investment in the Securities at maturity or upon redemption. Moreover, because the accrued financing charges may substantially reduce the amount of your return at maturity or upon redemption, the level of the Index underlying your Securities must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the level of the Index decreases or does not increase sufficiently to offset the negative effect of the accrued financing charges, you will receive less than the principal amount of your investment at maturity or upon redemption.

Optional Redemption: Subject to the notification requirements set forth under “Specific Terms of the Securities—Optional Redemption Procedures” in this pricing supplement, you may redeem your Securities on any optional redemption date during the term of the Securities, subject to an intervening stop loss termination event. If you redeem your Securities, you will receive a cash payment for each Security on the applicable optional redemption date equal to the closing indicative note value on the applicable valuation date. You must redeem at least 25,000 of the Securities at one time in order to exercise your right to redeem your Securities on any optional redemption date.

Optional Redemption Date: An optional redemption date is the third business day following each valuation date (other than the final valuation date). The final optional redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

Cover Page, continued:

Stop Loss Termination Event: We will automatically redeem your Securities (in whole only, but not in part) if, on any index business day prior to or on the final valuation date, the intraday indicative note value is less than or equal to 10.0% of the principal amount per Security, or $10.00 for each Security. We will redeem your Securities on the stop loss redemption date and will deliver a notice of redemption to the Depositary Trust Company (“DTC”) in the form attached as Annex C that will specify such date. Upon such redemption, you will receive a cash payment equal to the stop loss redemption value.

Stop Loss Termination Date: A stop loss termination date is any index business day on which a stop loss termination event occurs.

Stop Loss Redemption Date: A stop loss redemption date will be the fifth business day following the stop loss termination date; provided that if calculation of the stop loss redemption value is postponed as a result of a market disruption event, the stop loss redemption date will be the fifth business day after the stop loss redemption value is calculated.

Intraday Indicative Note Value: The intraday indicative note value for each Security on any index business day will equal (a) the intraday long index amount minus (b) the financing level on such index business day. The intraday indicative note value will be published by NYSE Arca every 15 seconds on each index business day under the ticker symbol “BXUC.IV”.

Intraday Long Index Amount: The intraday long index amount will equal the product of (a) two times (b) the principal amount per Security times (c) the intraday index performance factor.

Intraday Index Performance Factor: The intraday index performance factor equals (a) the most recently published level of the Index divided by (b) the closing level of the Index on the initial valuation date.

Stop Loss Redemption Value: The stop loss redemption value will be determined by the calculation agent, in its sole discretion, acting in good faith and in a commercially reasonable manner, using the latest publicly available quotations for the intraday prices of the relevant equity securities underlying the Index that are available as soon as practicable following the occurrence of a stop loss termination event. The calculation agent will approximate the intraday index performance factor on the basis of such quotations and calculate, in the manner described above under “Intraday Indicative Note Value”, a corresponding intraday indicative note value, which shall be deemed to be the stop loss redemption value. The stop loss redemption value shall not be greater than 10.0% of the principal amount for each Security, or $10.00 for each Security.

Business Day: A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in New York City or London, as applicable, generally are authorized or obligated by law, regulation, or executive order to close.

Valuation Date: A valuation date means each trading day from November 17, 2009 to November 17, 2014, subject to postponement as a result of market disruption events, such postponement not to exceed five trading days. We refer to November 17, 2009 as the “initial valuation date” and November 17, 2014 as the “final valuation date”.

Trading Day: A trading day with respect to the Securities is a day on which (a) it is an index business day, (b) trading is generally conducted on the NYSE Arca, and (c) is a business day in New York City.

Index Business Day: An index business day is a day on which the U.S. equity markets are open; a complete schedule of index business days for the current calendar year is located at http://www.indices.standardandpoors.com.

Sale to Public: We sold a portion of the Securities on the inception date at 100% of the stated principal amount through Barclays Capital Inc., our affiliate, as principal in the initial distribution. The remainder of the Securities will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the Securities after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the Securities. Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

We may use this pricing supplement in the initial sale of the Securities. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The Securities are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

You may lose some or all of your principal if you invest in the Securities. See “Risk Factors” beginning on page PS-10 of this pricing supplement for risks relating to an investment in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Pricing Supplement dated August 31, 2010

Issued in denominations of $100

PRICING SUPPLEMENT

PRICING SUPPLEMENT SUMMARY	PS-1
RISK FACTORS	PS-10
THE INDEX	PS-17
VALUATION OF THE SECURITIES	PS-23
SPECIFIC TERMS OF THE SECURITIES	PS-26
CLEARANCE AND SETTLEMENT	PS-32
USE OF PROCEEDS AND HEDGING	PS-32
SUPPLEMENTAL TAX CONSIDERATIONS	PS-32
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-35
NOTICE OF REDEMPTION	A-1
CONFIRMATION OF REDEMPTION	B-1
REDEMPTION NOTICE FOR STOP LOSS TERMINATION EVENT	C-1

PROSPECTUS SUPPLEMENT

SUMMARY	S-1
RISK FACTORS	S-5
DESCRIPTION OF MEDIUM-TERM NOTES	S-27
TERMS OF THE NOTES	S-32
INTEREST MECHANICS	S-38
CERTAIN FEATURES OF THE NOTES	S-41
DESCRIPTION OF UNIVERSAL WARRANTS	S-49
TERMS OF THE WARRANTS	S-54
CERTAIN FEATURES OF THE WARRANTS	S-58
REFERENCE ASSETS	S-63
CLEARANCE AND SETTLEMENT	S-105
EMPLOYEE RETIREMENT INCOME SECURITY ACT	S-110
PLAN OF DISTRIBUTION	S-112
CONFLICTS OF INTEREST	S-114
USE OF PROCEEDS AND HEDGING	S-120
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	S-120
VALIDITY OF SECURITIES	S-136

PROSPECTUS

FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	1
THE BARCLAYS BANK GROUP	2
USE OF PROCEEDS	2
DESCRIPTION OF DEBT SECURITIES	3
DESCRIPTION OF WARRANTS	20
GLOBAL SECURITIES	31
CLEARANCE AND SETTLEMENT	32
DESCRIPTION OF PREFERENCE SHARES	36
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	42
DESCRIPTION OF SHARE CAPITAL	48
TAX CONSIDERATIONS	49
PLAN OF DISTRIBUTION	68
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	71
WHERE YOU CAN FIND MORE INFORMATION	72
FURTHER INFORMATION	72
VALIDITY OF SECURITIES	72
EXPERTS	72
EXPENSES OF ISSUANCE AND DISTRIBUTION	73

PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of the Long C Leveraged Exchange Traded Notes (the “Securities”) linked to the performance of the S&P 500® Total Return IndextM (the “Index”), as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the “prospectus” mean our accompanying prospectus, dated August 31, 2010, and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated August 31, 2010, which supplements the prospectus.

We may, without your consent, create and issue additional securities having the same terms and conditions as the Securities. We may consolidate the additional securities to form a single class with the outstanding Securities.

This section summarizes the following aspects of the Securities:

•	What are the Securities and how do they work?

•	How do you redeem your Securities?

•	What are some of the risks of the Securities?

•	Is this the right investment for you?

•	What are the tax consequences?

What Are the Securities and How Do They Work?

The Securities are medium-term notes that are uncollateralized debt obligations of Barclays Bank PLC and are linked to leveraged returns on the performance of the Index. The Index is designed to provide an indication of the pattern of stock price movement in the U.S. equities market. The Securities will be issued in denominations of $100.

The Securities seek to approximate the returns that might be available to investors through a leveraged “long” investment in the equity securities underlying the Index. A leveraged “long” investment strategy involves the practice of borrowing money from a third party lender at an agreed-upon rate of interest and using the borrowed money together with investor capital to purchase assets (e.g., equity securities). A leveraged long investment strategy terminates with the sale of the underlying assets and repayment of the third party lender, provided that the proceeds of the sale of underlying assets are sufficient to repay the loan. By implementing a leveraged strategy, the leveraged investor seeks to benefit from an anticipated increase in the value of the assets between the purchase and sale of such assets, and assumes that the increase in value of the underlying assets will exceed the cumulative interest due to the third party lender over the term of the loan. A leveraged investor will incur a loss if the value of the assets does not increase sufficiently to cover payment of the interest. In order to seek to replicate a leveraged “long” investment strategy in the equity securities underlying the Index, the Securities provide that each $100 invested by investors on the initial valuation date is leveraged through a notional loan of $100 on the initial valuation date. Investors are thus considered to have notionally borrowed $100, which, together with the $100 invested, represents a notional investment of $200 in the equity securities underlying the Index on the initial valuation date. During the term of your Securities, the leveraged portion of the notional investment, $100, accrues financing charges for the benefit of the Issuer referred to as “accrued financing charges”, which seek to represent the amount of interest that leveraged investors might incur if they sought to borrow funds at a similar rate from a third party lender. Upon maturity or redemption, the investment in the equity securities underlying the Index is notionally sold at the then current values of the equity securities, and the investor then notionally repays the Issuer an amount equal to the principal of the notional loan plus accrued interest. The payment at maturity or redemption under the Securities, therefore, generally represents the profit or loss that the investor would receive by applying a leveraged “long” investment strategy, after taking into account, and making assumptions for, the accrued financing charges that are commonly present in such leveraged “long” investment strategies. In order to mitigate the risk to the Issuer that the value of the equity securities underlying the Index is not sufficient to repay the principal and accrued financing charges of the notional loan, an automatic early termination of the Securities is provided for under “stop-loss” provisions hereunder.

Inception, Issuance and Maturity

The Securities were first sold on November 17, 2009, which we refer to as the inception date. The Securities were first issued on November 20, 2009, and are due on November 20, 2014.

Payment at Maturity

If you have not previously redeemed your Securities and there has been no stop loss termination event, then you will receive a cash payment at maturity equal to the closing indicative note value of your Securities on the final valuation date.

Payment Upon Optional Redemption

Up to the valuation date immediately preceding the final valuation date and subject to the occurrence of an intervening stop loss termination event and to certain other restrictions, you may elect to redeem your Securities on any optional redemption date during the term of the Securities provided that you present at least 25,000 of the Securities for redemption. If you choose to redeem your Securities, you will receive a cash payment on the applicable optional redemption date for each Security equal to the closing indicative note value on the applicable valuation date.

Payment Upon the Occurrence of a Stop Loss Termination Event

We will automatically redeem your Securities (in whole only, but not in part) if, on any index business day prior to or on the final valuation date, the intraday indicative note value is less than or equal to 10.0% of the principal amount per Security, or $10.00 for each Security. We will redeem your Securities on the stop loss redemption date and deliver a notice of redemption to DTC in the form attached as Annex C specifying such date. Upon such redemption, you will receive a cash payment equal to the stop loss redemption value per Security.

The “closing indicative note value” for each Security on any valuation date will equal (a) the long index amount on such valuation date minus (b) the financing level on such valuation date. The closing indicative note value will be published by NYSE Arca on each valuation date under the ticker symbol “BXUCRD.NV”.

The “long index amount” for each Security will equal $200 on the initial valuation date, and on any subsequent valuation date, the long index amount for each Security will equal the product of (a) two times (b) the principal amount per Security times (c) the index performance factor on such valuation date. The long index amount will be published by NYSE Arca on each valuation date under the ticker symbol “BXUCIX.NV”.

The “index performance factor” will equal 1 on the initial valuation date, and on any subsequent valuation date, the index performance factor will equal (a) the closing level of the Index on such valuation date divided by (b) the closing level of the Index on the initial valuation date.

The “financing level” for each Security will equal $100 on the initial valuation date, and on any subsequent valuation date, the financing level for each Security will equal the sum of (a) $100 plus (b) the accrued financing charges. The financing level will be published by NYSE Arca on each valuation date under the ticker symbol “BXUCFL.NV”.

The “accrued financing charges” for each Security will equal $0 on the initial valuation date, and on any subsequent valuation date, the accrued financing charges for each Security will equal the sum of (a) the accrued financing charges on the immediately preceding valuation date plus (b) the product of (i) the financing level on the immediately preceding valuation date times (ii) the financing rate times (iii) the number of calendar days from, but excluding, the immediately preceding valuation date to, and including, the then current valuation date divided by (iv) 365. The accrued financing charges seek to compensate the Issuer for providing investors with the potential to receive a leveraged participation in movements in the level of the Index and are intended to approximate the financing costs that investors may have otherwise incurred had they sought to borrow funds at a similar rate from a third party to invest in the Securities. These charges accrue and compound on a daily basis during the term of the Securities.

The “financing rate” will equal the sum of (a) 0.75% plus (b) the yield to maturity of the most recent weekly auctioned 91-day U.S. Treasury Bills effective on the preceding business day in New York City. The yield for 91-day U.S. Treasury Bills is generally announced by the U.S. Treasury on each Monday; on any Monday that is not a business day in New York City, the yield prevailing on the immediately preceding business day in New York City will apply. The most recent yield for 91-day U.S. Treasury Bills will be published on Bloomberg under the ticker symbol “USB3MYD”.

An “optional redemption date” is the third business day following each valuation date (other than the final valuation date). The final optional redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

The “intraday indicative note value” for each Security on any index business day will equal (a) the intraday long index amount minus (b) the financing level on such index business day, which shall include the accrued financing charges. The intraday indicative note value will be published by NYSE Arca every 15 seconds on each index business day under the ticker symbol “BXUC.IV”.

The “intraday long index amount” will equal the product of (a) two times (b) the principal amount per Security times (c) the intraday index performance factor

The “intraday index performance factor” equals (a) the most recently published level of the Index divided by (b) the closing level of the Index on the initial valuation date.

The “stop loss redemption value” will be determined by the calculation agent, in its sole discretion, acting in good faith and in a commercially reasonable manner, using the latest publicly available quotations for the intraday prices of the relevant equity securities underlying the Index that are available as soon as practicable following the occurrence of a stop loss termination event. The calculation agent will approximate the intraday index performance factor on the basis of such quotations and calculate, in the manner described above under “intraday indicative note value”, a corresponding intraday indicative note value, which shall be deemed to be the stop loss redemption value. The stop loss redemption value shall not be greater than 10.0% of the principal amount per Security, or $10.00 for each Security.

A “stop loss termination date” is any index business day on which a stop loss termination event occurs.

A “stop loss redemption date” will be the fifth business day following the stop loss termination date; provided that if the calculation of the stop loss redemption value is postponed as a result of a market disruption event, the stop loss redemption date will be the fifth business day after the stop loss redemption value is calculated.

A “business day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in New York City or London, as applicable, generally are authorized or obligated by law, regulation, or executive order to close.

A “valuation date” means each trading day from November 17, 2009 to November 17, 2014, subject to postponement as a result of market disruption events, such postponement not to exceed five trading days. We refer to November 17, 2009 as the “initial valuation date” and November 17, 2014 as the “final valuation date”.

A “trading day” is a day on which (a) it is an index business day, (b) trading is generally conducted on the NYSE Arca, and (c) is a business day in New York City.

An “index business day” is a day on which the U.S. equity markets are open; a complete schedule of index business days for the current calendar year is located at http://www.indices.standardandpoors.com.

We will not pay you interest during the term of the Securities.

For a further description of how your payment at maturity will be calculated, see “Hypothetical Examples” and “Specific Terms of the Securities” in this pricing supplement.

Because your investment in the Securities is leveraged, any decrease in the level of the Index underlying your Securities will result in a significantly greater decrease in the repayment amount, and you may receive less than your original investment in the

Securities at maturity or upon redemption. Moreover, because the accrued financing charges may substantially reduce the amount of your return at maturity or upon redemption, the level of the Index underlying your Securities must increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the level of the Index decreases or does not increase sufficiently to offset the negative effect of the accrued financing charges, you will receive less than the principal amount of your investment at maturity or upon redemption.

How Do You Redeem Your Securities?

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•

instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the valuation date at a price per Security equal to the applicable closing indicative note value on the applicable valuation date, facing Barclays Capital DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable optional redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Securities in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your Securities on the applicable optional redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable. Additionally, if a stop loss termination event occurs between the time at which you deliver a notice of redemption to us and the close of business on the applicable valuation date, your notice of redemption will be deemed ineffective and your Securities will be automatically redeemed on the stop loss redemption date at an amount equal to the stop loss redemption value.

What Are Some of the Risks of the Securities?

An investment in the Securities involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•

Uncertain Principal Repayment and Potential Negative Effects of Leverage—Because your investment in the Securities is leveraged, any decrease in the level of the Index underlying your Securities would result in a significantly greater decrease in the repayment amount and may result in a payment at maturity or upon optional redemption that is less than your original investment or may result in automatic redemption if a stop loss termination event occurs. Moreover, if the level of the Index decreases or does not increase sufficiently to offset the negative effect of the accrued financing charges, you may receive less than your original investment in the Securities at maturity or upon optional redemption.

•

Market Risk—The return on the Securities is linked to the performance of the Index, which in turn is linked to U.S. equity securities. Equity security prices may change unpredictably, affecting the level of the Index and, consequently, the value of your Securities in unforeseeable ways.

•	No Interest Payments—You will not receive any periodic interest payments on the Securities.

•

A Trading Market for the Securities May Not Exist—Although we have listed the Securities on NYSE Arca, a trading market for the Securities may not exist at any time. Even if there is a secondary market for the Securities, it may not provide enough liquidity to trade or sell your Securities easily. In addition, certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the Securities. If they do, however, they are not required to do so and if they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the Securities on any securities exchange.

Is This the Right Investment for You?

The Securities may be a suitable investment for you if:

•	You are willing to accept the risk of a leveraged investment in general and of a leveraged investment linked to the prices of the U.S. equity securities underlying the Index in particular;

•	You believe the level of the Index underlying your Securities will increase by an amount sufficient to offset the accrued financing charges during the term of the Securities;

•	You seek an investment with a return linked to the performance of the Index;

•	You do not seek current income from this investment;

•	You do not seek a guaranteed return of principal; and

•	You are comfortable with the creditworthiness of Barclays Bank PLC, as Issuer of the Securities.

The Securities may not be a suitable investment for you if:

•	You are not willing to be exposed to a leveraged investment in general or to a leveraged investment linked to the prices of the U.S. equity securities underlying the Index in particular;

•	You believe the level of the Index underlying your Securities will decrease or will not increase by an amount sufficient to offset the accrued financing charges during the term of the Securities;

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings;

•	You seek current income from this investment;

•	You seek a guaranteed return of principal; or

•	You are not comfortable with the creditworthiness of Barclays Bank PLC, as Issuer of the Securities.

What Are the Tax Consequences?

Absent a change in law or an administrative or judicial ruling to the contrary, pursuant to the terms of the Securities, by purchasing the Securities you agree to treat the Securities for all U.S. federal income tax purposes as a pre-paid executory contract with respect to the Index. If the Securities are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your tax basis in your Securities.

The U.S. federal income tax consequences of your investment in the Securities are uncertain. In the opinion of our counsel, Sullivan & Cromwell LLP, your Securities should be treated as described above, but it is possible that the Internal Revenue Service may assert an alternative treatment. Because of this uncertainty, we urge you to consult your own tax advisor as to the tax consequences of your investment in the Securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the Securities, including possible alternative treatments for your Securities, see “Supplemental Tax Considerations—Supplemental U.S. Tax Considerations” below.

Hypothetical Examples

Hypothetical examples 1, 2 and 3 show how the Securities might have performed based on the past performance of the Index in selected historical periods of five years presented on a 3-month quarterly basis. Hypothetical example 4 shows how the Securities might have performed in circumstances over a hypothetical period of five years presented on a 3-month quarterly basis, assuming a starting level for the Index of 1508.21. The hypothetical examples illustrate the effect of a leveraged investment in the Index and the impact of the accrued financing charges on the payment at maturity or, as applicable, redemption. For purposes of hypothetical examples 1, 2 and 3, we have used the then prevailing yields for 91-day U.S. Treasury Bills during the relevant historical period to calculate the financing rate.

These hypothetical examples are provided for illustrative purposes only. Past performance of the Index and the hypothetical performance of the Securities is not indicative of the future results of the Index or the Securities

Example 1:

In the following hypothetical example, the Index increased by 79.32% between July 11, 2002 and July 11, 2007.

A	B	C	D	E	F	G
Date	Index Level	Index Performance Factor	Long Index Amount	Accrued Financing Charges	Financing Level	Closing Indicative Note Value
A	B	B / Initial Index Level	2 x $100 x C	Running Total	$100 + E	D - F
11-Jul-02	1,318.18	1.0000	$200.00	$0.00	$100.00	$100.00
11-Oct-02	1,192.63	0.9048	$180.95	$0.61	$100.61	$80.34
11-Jan-03	1,330.29	1.0092	$201.84	$1.14	$101.14	$100.70
11-Apr-03	1,251.41	0.9493	$189.87	$1.62	$101.62	$88.25
11-Jul-03	1,444.70	1.0960	$219.20	$2.08	$102.08	$117.12
11-Oct-03	1,509.00	1.1448	$228.95	$2.52	$102.52	$126.43
11-Jan-04	1,638.14	1.2427	$248.54	$2.95	$102.95	$145.59
11-Apr-04	1,670.36	1.2672	$253.43	$3.39	$103.39	$150.05
11-Jul-04	1,638.42	1.2429	$248.59	$3.87	$103.87	$144.71
11-Oct-04	1,662.84	1.2615	$252.29	$4.48	$104.48	$147.81
11-Jan-05	1,757.51	1.3333	$266.66	$5.24	$105.24	$161.42
11-Apr-05	1,762.56	1.3371	$267.42	$6.12	$106.12	$161.30
11-Jul-05	1,827.91	1.3867	$277.34	$7.11	$107.11	$170.23
11-Oct-05	1,784.22	1.3535	$270.71	$8.26	$108.26	$162.45
11-Jan-06	1,958.56	1.4858	$297.16	$9.56	$109.56	$187.60
11-Apr-06	1,956.12	1.4839	$296.79	$11.00	$111.00	$185.79
11-Jul-06	1,943.66	1.4745	$294.90	$12.56	$112.56	$182.34
11-Oct-06	2,071.90	1.5718	$314.36	$14.21	$114.21	$200.14
11-Jan-07	2,196.02	1.6659	$333.19	$15.89	$115.89	$217.30
11-Apr-07	2,229.44	1.6913	$338.26	$17.58	$117.58	$220.68
11-Jul-07	2,363.72	1.7932	$358.63	$19.24	$119.24	$239.39
Annualized Index Return:			12.39%	Index Total Return:		79.32%
Annualized Return on the Securities:			19.07%	Total Return on the Securities:		139.39%

Hypothetical Examples

Example 2:

In the following hypothetical example, the Index decreased by 2.79% between November 7, 2003 and November 7, 2008.

A	B	C	D	E	F	G
Date	Index Level	Index Performance Factor	Long Index Amount	Accrued Financing Charges	Financing Level	Closing Indicative Note Value
A	B	B / Initial Index Level	2 x $100 x C	Running Total	$100 + E	D - F
7-Nov-03	1,533.02	1.0000	$200.00	$0.00	$100.00	$100.00
7-Feb-04	1,670.14	1.0894	$217.89	$0.42	$100.42	$117.47
7-May-04	1,612.31	1.0517	$210.34	$0.84	$100.84	$109.50
7-Aug-04	1,568.07	1.0229	$204.57	$1.36	$101.36	$103.21
7-Nov-04	1,726.34	1.1261	$225.22	$1.98	$101.98	$123.24
7-Feb-05	1,786.92	1.1656	$233.12	$2.76	$102.76	$130.36
7-May-05	1,749.65	1.1413	$228.26	$3.65	$103.65	$124.61
7-Aug-05	1,840.19	1.2004	$240.07	$4.67	$104.67	$135.41
7-Nov-05	1,843.27	1.2024	$240.48	$5.83	$105.83	$134.64
7-Feb-06	1,900.58	1.2398	$247.95	$7.14	$107.14	$140.81
7-May-06	2,017.34	1.3159	$263.18	$8.56	$108.56	$154.62
7-Aug-06	1,950.63	1.2724	$254.48	$10.14	$110.14	$144.35
7-Nov-06	2,124.28	1.3857	$277.14	$11.75	$111.75	$165.38
7-Feb-07	2,239.05	1.4605	$292.11	$13.40	$113.40	$178.71
7-May-07	2,340.68	1.5268	$305.37	$15.02	$115.02	$190.35
7-Aug-07	2,300.10	1.5004	$300.07	$16.67	$116.67	$183.41
7-Nov-07	2,310.41	1.5071	$301.42	$18.11	$118.11	$183.31
7-Feb-08	2,104.02	1.3725	$274.49	$19.27	$119.27	$155.22
7-May-08	2,202.77	1.4369	$287.38	$19.97	$119.97	$167.40
7-Aug-08	2,013.66	1.3135	$262.70	$20.76	$120.76	$141.95
7-Nov-08	1,490.31	0.9721	$194.43	$21.38	$121.38	$73.05
Annualized Index Return:			-0.56%	Index Total Return:		-2.79%
Annualized Return on the Securities:			-6.09%	Total Return on the Securities:		-26.95%

Hypothetical Examples

Example 3:

In the following hypothetical example, the Index increased by 3.66% between October 20, 2003 and October 20, 2008.

A	B	C	D	E	F	G
Date	Index Level	Index Performance Factor	Long Index Amount	Accrued Financing Charges	Financing Level	Closing Indicative Note Value
A	B	B / Initial Index Level	2 x $100 x C	Running Total	$100 + E	D - F
20-Oct-03	1,518.97	1.0000	$200.00	$0.00	$100.00	$100.00
20-Jan-04	1,663.03	1.0948	$218.97	$0.42	$100.42	$118.54
20-Apr-04	1,639.49	1.0793	$215.87	$0.85	$100.85	$115.02
20-Jul-04	1,632.52	1.0748	$214.95	$1.34	$101.34	$113.62
20-Oct-04	1,632.49	1.0747	$214.95	$1.94	$101.94	$113.01
20-Jan-05	1,746.61	1.1499	$229.97	$2.69	$102.69	$127.28
20-Apr-05	1,697.74	1.1177	$223.54	$3.56	$103.56	$119.98
20-Jul-05	1,852.02	1.2193	$243.85	$4.54	$104.54	$139.31
20-Oct-05	1,774.02	1.1679	$233.58	$5.68	$105.68	$127.91
20-Jan-06	1,909.35	1.2570	$251.40	$6.96	$106.96	$144.44
20-Apr-06	1,994.23	1.3129	$262.58	$8.37	$108.37	$154.20
20-Jul-06	1,908.42	1.2564	$251.28	$9.91	$109.91	$141.37
20-Oct-06	2,100.86	1.3831	$276.62	$11.52	$111.52	$165.09
20-Jan-07	2,206.60	1.4527	$290.54	$13.16	$113.16	$177.37
20-Apr-07	2,300.08	1.5142	$302.85	$14.81	$114.81	$188.04
20-Jul-07	2,387.96	1.5721	$314.42	$16.43	$116.43	$197.98
20-Oct-07	2,346.78	1.5450	$308.99	$17.94	$117.94	$191.06
20-Jan-08	2,083.24	1.3715	$274.30	$19.19	$119.19	$155.11
20-Apr-08	2,197.24	1.4465	$289.31	$19.95	$119.95	$169.35
20-Jul-08	2,002.88	1.3186	$263.72	$20.71	$120.71	$143.00
20-Oct-08	1,574.50	1.0366	$207.31	$21.38	$121.38	$85.93
Annualized Index Return:			0.72%	Index Total Return:		3.66%
Annualized Return on the Securities:			-2.99%	Total Return on the Securities:		-17.07%

Hypothetical Examples

Example 4:

In the following hypothetical example, which is not based on historical data, the Index level decreases over a five-year period such that a Stop Loss Termination Event would have hypothetically been triggered when the intraday indicative note value declined to a value of $10.00 per Security. At the time of such Stop Loss Termination Event, the intraday level of the Index had hypothetically decreased by 34.56% from the initial index level.

A	B	C	D	E	F	G
Quarter	Index Level	Index Performance Factor	Long Index Amount	Accrued Financing Charges	Financing Level	Closing Indicative Note Value
A	B	B / Initial Index Level	2 × $100 × C	Running Total	$100 + E	D - F
0	1,508.21	1.0000	$200.00	$0.00	$100.00	$100.00
1	1,669.20	1.1067	$221.35	$0.42	$100.42	$120.93
2	1,606.49	1.0652	$213.03	$0.84	$100.84	$112.19
3	1,616.68	1.0719	$214.38	$1.37	$101.37	$113.01
4	1,744.31	1.1565	$231.31	$2.02	$102.02	$129.29
5	1,772.76	1.1754	$235.08	$2.81	$102.81	$132.27
6	1,785.46	1.1838	$236.77	$3.70	$103.70	$133.07
7	1,829.11	1.2128	$242.55	$4.72	$104.72	$137.83
8	1,910.39	1.2667	$253.33	$5.89	$105.89	$147.44
9	1,953.37	1.2952	$259.03	$7.20	$107.20	$151.83
10	1,914.38	1.2693	$253.86	$8.60	$108.60	$145.26
11	1,979.35	1.3124	$262.48	$10.16	$110.16	$152.32
12	2,162.65	1.4339	$286.78	$11.74	$111.74	$175.05
13	2,243.26	1.4874	$297.47	$13.35	$113.35	$184.13
14	2,363.29	1.5669	$313.39	$14.91	$114.91	$198.47
15	2,280.68	1.5122	$302.43	$16.49	$116.49	$185.94
16	2,257.95	1.4971	$299.42	$17.86	$117.86	$181.56
17	2,132.02	1.4136	$282.72	$18.93	$118.93	$163.80
18	2,179.05	1.4448	$288.96	$19.59	$119.59	$169.37
19	2,057.64	1.3643	$272.86	$20.36	$120.36	$152.50
Intraday Level on	Intraday Level of the Index	Intraday Index Performance Factor	Intraday Long Index Amount	Accrued Financing Charges	Financing Level	Intraday Indicative Note Value
Trigger date in the 20th quarter	986.98	0.6544	$130.88	$20.88	$120.88	$10.00
			Index Total Return:			-34.56%
			Stop Loss Redemption Value:			$0.00 - $10.00
			Total Return on the Securities:			-100% to -90%

RISK FACTORS

The Securities are unsecured indebtedness of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities. The return on the Securities is linked to leveraged returns on the performance of the Index. Investing in the Securities is not equivalent to investing directly in the equity securities included in the Index or the Index itself. See “The Index” in this pricing supplement for more information.

This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the Securities.

Leverage Increases the Sensitivity of Your Securities to Changes in the Value of the Index

Because your investment in the Securities is leveraged, changes in the level of the Index will have a greater impact on the payout on your Securities than on a payout on securities that are not so leveraged. In particular, any decrease in the level of the Index will result in a significantly greater decrease in your payment at maturity or upon redemption, and you will suffer losses on your investment in the Securities substantially greater than you would if your Securities did not contain a leverage component. Accordingly, as a result of this leverage component and without taking into account the negative effect of accrued financing charges, if the level of the Index declines by approximately 45.00%, the intraday indicative note value of your Securities would decline by approximately 90.00% and a stop loss termination event will be triggered. If, however, the negative effect of accrued financing charges is taken into account in calculating the indicative intraday note value, it is possible that a stop loss termination event will be triggered even if the Index has declined by significantly less than 45.00%. See “Hypothetical Examples—Example 4” on page PS-9 for a hypothetical example where the Index declines by 34.56%, and a stop loss termination event is nevertheless triggered.

Unlike Certain Leveraged Exchange Traded Funds, Your Securities Do Not Include a Daily “Reset” Mechanism, and Accordingly the Daily Performance of the Securities Do Not Reflect A Compounded Return

Your Securities operate differently than certain leveraged exchange traded funds (“ETFs”) that have a daily “reset” mechanism that seeks to provide investors in such ETFs a return based on a fixed multiple of the performance of an underlying reference asset on a given day. The “reset” mechanism of such ETFs is applied so that the return on investments in such ETFs will correspond to a fixed multiple (e.g., two times) of the daily return on the underlying reference asset on any given day, before fees and expenses. The reset mechanism of such leveraged ETFs has the impact of compounding the performance of the underlying reference asset on a daily basis. This compounding effect can be positive for the investor, particularly if there are consistently positive returns each day for the underlying reference asset.

Your Securities do not operate in this manner, as they do not have a daily reset mechanism. Nor do your Securities target a fixed multiple (e.g., two times) of the daily return in the performance of the Index. Instead, your Securities are designed to target a return of two times the performance of the Index over the term of the Securities. As a consequence, the daily returns on the performance of the Index are not compounded.

The Ratio Between the Value of Your Securities and the Notional Exposure to the Underlying Index of Each Security Will Fluctuate During the Term of Your Securities

As mentioned in the previous risk factor, your Securities do not incorporate a “reset” mechanism that regularly adjusts the notional exposure to the performance of the underlying Index in order to achieve certain short-term performance characteristics, such as delivering a fixed daily multiple of Index percentage returns. Such “reset” mechanisms typically act to keep a constant ratio between the value of each security and the exposure to the relevant index underlying such security.

Since your Securities do not “reset” in this manner, the extent to which your Securities participate in the performance of the Index, as measured by multiples of daily percentage returns or, equivalently, as measured by the ratio between the notional exposure to the performance of the underlying Index and the value of each Security, is likely to differ from a multiple of two. Consequently both on any given day and over longer periods, your investment in the Securities may underperform compared to a comparable investment where the daily return tracks a multiple of two times the performance of the underlying reference asset. For more information on how you will be able to obtain an indication of the participation of the Securities in the performance of the Index on a daily basis, see “Valuation of the Securities—Participation”.

We Will Automatically Redeem Your Securities if, on Any Index Business Day Prior to or On the Final Valuation Date, the Intraday Indicative Note Value of the Securities is Less Than or Equal to 10.0% of the Principal Amount per Security

If, on any index business day prior to or on the final valuation date, the intraday indicative note value of the Securities becomes less than or equal to $10.00 per Security or 10.0% of the principal value of the Securities, a stop loss termination event will be deemed to have occurred and your Securities will be automatically redeemed (in whole but not in part) in an amount equal to the stop loss redemption value. Upon the occurrence of a stop loss termination event, the Securities will be automatically redeemed even if the intraday indicative note value subsequently exceeds $10.00 per Security on the index business day on which the stop loss termination event occurs or on any index business day prior to the stop loss redemption date. The stop loss redemption value will be determined by the calculation agent, in its sole discretion, acting in good faith and in a commercially reasonable manner, using the latest publicly available quotations for the intraday prices of the relevant equity securities underlying the Index that are available as soon as practicable following the occurrence of a stop loss termination event. The calculation agent will approximate the intraday index performance factor on the basis of such quotations and calculate, in the manner described above, a corresponding intraday indicative note value, which shall be deemed to be the stop loss redemption value. The stop loss redemption value shall not be greater than 10.0% of the principal amount per Security, or $10.00 for each Security.

The Occurrence of a Stop Loss Termination Event May Adversely Affect the Value of, and the Ability to Sell or Redeem, the Securities

As discussed above, we will automatically redeem your Securities (in whole, but not in part) upon the occurrence of a stop loss termination event. The payment you receive following the redemption of your Securities in this situation will be significantly less than the principal amount of your Securities and may equal $0. The automatic redemption of the Securities upon the occurrence of stop loss termination event may adversely impact your ability to sell your Securities, and/or the price at which you may be able to sell your Securities, following the occurrence of a stop loss termination event. Additionally, if you elect to redeem your Securities and a stop loss termination event occurs after your election but prior to the close of business on the applicable valuation date, your election to redeem will be deemed ineffective, and your Securities will be automatically redeemed on the stop loss redemption date at an amount equal to the stop loss redemption value.

If a Stop Loss Termination Event Occurs, Your Payment on the Stop Loss Redemption Date May Be Less Than the Intraday Indicative Note Value at the Time of the Stop Loss Termination Event

As discussed above, we will automatically redeem your Securities (in whole but not in part) if the intraday indicative note value of the Securities becomes less than or equal to 10.0% of the principal amount of the Securities. The intraday indicative note value is published by the NYSE Arca and is based on the latest published level of the Index. After the occurrence of a stop loss termination event, the calculation agent will determine the stop loss redemption value in its sole discretion, acting in good faith and in a commercially reasonable manner, using the latest publicly available quotations for the intraday prices of the relevant equity securities underlying the Index that are available as soon as practicable following the occurrence of a stop loss termination event. The calculation agent will approximate the intraday index performance factor on the basis of such quotations and calculate, in the manner described above, a corresponding intraday indicative note value, which shall be deemed to be the stop loss redemption value. It is possible that, in highly volatile markets, the market prices of the relevant equity securities underlying the Index may worsen, even significantly, between the time of the stop loss termination event and the time the stop loss redemption value is calculated. As a result, you may receive a payment following a stop loss termination event that is significantly less than 10.0% of the principal amount of your Securities and may equal $0. Therefore, while there is a maximum cap of $10.00 per Security in calculating the stop loss redemption value, there is no minimum amount to such value, meaning that you can lose up to all of your principal amount following the occurrence of a stop loss termination event.

Your Payment at Maturity or Upon Redemption Will Be Significantly Reduced by the Accrued Financing Charges, Regardless of the Performance of the Index

Your payment at maturity or upon redemption will be significantly reduced by the financing level, which includes accrued financing charges. The accrued financing charges are compounded daily and will increase at a prescribed rate throughout the term of the Securities, regardless of the performance of the Index. As such, the level of the Index must increase significantly in order to offset the substantial accrued financing charges. If the level of the Index does not increase sufficiently, your return at maturity or upon redemption may be less than that of a comparable investment in unleveraged securities with lower fees and may also be less than the principal amount of your investment in the Securities.

The Accrued Financing Charges May Be Greater Than Financing Costs That You Would Incur If You Borrowed Funds From a Third Party

The accrued financing charges seek to compensate the Issuer for providing investors with the potential to receive a leveraged participation in movements in the level of the Index and are intended to approximate the financing costs that investors may have otherwise incurred had they sought to borrow funds at a similar rate from a third party to invest in the Securities. However, there is no guarantee that the accrued financing charges will correspond to the lowest level of financing costs that may be available to you. If the accrued financing charges are greater than the financing costs you may otherwise incur or accrue from borrowing available funds from a third party for the same time period, your return on the Securities may be less than your return on an investment in a different instrument linked to the performance of the Index where you used funds borrowed on more favorable terms from the third party to leverage your investment in such instrument.

Changes in the Treasury Bill Yield May Affect the Value of Your Securities

Your payment at maturity or upon redemption will be reduced by the financing level, which is linked, in part, to yields available for 91-day U.S. Treasury Bills at their most recent weekly auction prices. As a result, if Treasury Bill yields increase during the term of the Securities, the financing level will increase at a faster rate, which will reduce the amount payable on your Securities at maturity or upon redemption and may adversely affect the market value of your Securities.

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent. We will, among other things, decide the amount of the return paid out to you on the Securities at maturity, upon optional redemption or upon redemption following a stop loss termination event. For a more detailed description of the calculation agent’s role, see “Specific Terms of the Securities—Role of Calculation Agent” in this pricing supplement.

If the index sponsor were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the Securities. If events such as these occur, or if the level of the Index is not available or cannot be calculated for any reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the level of the Index or to postpone the relevant valuation date or the maturity date. The calculation agent will exercise its judgment when performing its functions. Since determinations by the calculation agent may affect the market value of the Securities, the calculation agent may have a conflict of interest if it needs to make any such determination.

The Policies of the Index Sponsor and Changes That Affect the Composition and Valuation of the Index Could Affect the Amount Payable on Your Securities and Their Market Value

The policies of the index sponsor concerning the calculation of the level of the Index and any additions, deletions or substitutions of equity securities and the manner in which changes affecting the equity securities are reflected in the Index, could affect the level of the Index and, therefore, the amount payable on your Securities at maturity or upon redemption and the market value of your Securities prior to maturity.

S&P can add, delete or substitute the equity securities underlying the Index or make other methodological changes that could change the level of the Index. The changing of equity securities included in the Index may affect the Index, as a newly added equity security may perform significantly better or worse than the equity security or securities it replaces. Additionally, S&P may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of your Securities. S&P has no obligation to consider your interests in calculating or revising the Index. See “The Index” below.

If events such as these occur, or if the level of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the Securities—Market Disruption Events” and “Specific Terms of the Securities—Role of Calculation Agent”.

Barclays Bank PLC and Its Affiliates Have No Affiliation with S&P and Are Not Responsible for Its Public Disclosure of Information, Which May Change Over Time

Standard & Poor’s Financial Services LLC, is the sponsor of the Index. We and our affiliates are not affiliated with S&P in any way and have no ability to control or predict its actions, including any errors in, or discontinuation of disclosure regarding S&P’s methods or policies relating to the calculation of the Index in its capacity as the sponsor of the Index. S&P is not under any obligation to continue to calculate the Index or required to calculate any successor index. If S&P discontinues or suspends the calculation of the Index, it may become difficult to determine the value of the Securities or the amount payable at maturity or upon redemption. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index exists, the amount you receive at maturity or upon redemption will be determined by the calculation agent in its sole discretion. See “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement. All disclosure in this pricing supplement regarding the Index, including its make-up, method of calculation and changes in its components, is derived from publicly available information. We have not independently verified this information. You, as an investor in the Securities, should make your own investigation into the Index and S&P. S&P has no obligation to consider your interests as a holder of the Securities.

There May Not Be an Active Trading Market in the Securities; Sales in the Secondary Market May Result in Significant Losses

Although we have listed the Securities on NYSE Arca, a trading market for the Securities may not exist at any time. Even if there is a secondary market for the Securities, it may not provide enough liquidity to trade or sell your Securities easily. In addition, although certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the Securities, they are not required to do so, and if they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the Securities on any securities exchange.

The Liquidity of the Market for the Securities May Vary Materially Over Time

As stated on the cover of this pricing supplement, we sold a portion of the Securities on the inception date, and the remainder of the Securities will be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent. Also, the number of Securities outstanding or held by persons other than our affiliates could be reduced at any time due to optional redemptions of the Securities. Accordingly, the liquidity of the market for the Securities could vary materially over the term of the Securities. While you may elect to redeem your Securities prior to maturity, optional redemption is subject to the conditions and procedures described elsewhere in this pricing supplement, including the condition that you must redeem at least 25,000 Securities at one time in order to exercise your right to redeem your Securities on any optional redemption date.

There Are Restrictions on the Minimum Number of Securities You May Redeem and on the Dates on Which You May Redeem Them

You must redeem at least 25,000 Securities at one time in order to exercise your right to redeem your Securities on an optional redemption date. You may only redeem your Securities on an optional redemption date if we receive a notice of redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your Securities on the applicable optional redemption date. Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt. Additionally, if a stop loss termination event occurs after we receive your notice of redemption but prior to the close of business on the applicable valuation date, your notice of redemption will be deemed ineffective and we will automatically redeem your Securities on the stop loss redemption date at an amount equal to the stop loss redemption value. See “Specific Terms of the Securities—Optional Redemption Procedures” in this pricing supplement for more information.

If a Market Disruption Event Has Occurred or Exists on a Valuation Date or Immediately Following a Stop Loss Termination Event, the Calculation Agent Can Postpone the Determination of, As Applicable, the Closing Indicative Note Value, the Stop Loss Redemption Value or the Maturity Date or a Redemption Date

The determination of the value of a Security on a valuation date, including the final valuation date, may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on such valuation date. In no event, however, will a valuation date be postponed by more than five trading days. As a result, the maturity date or an optional redemption date for the Securities could also be postponed, although not by more than five trading days. If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the value of the Index for such day. See “Specific Terms of the Securities—Market Disruption Events” in this pricing supplement.

Similarly, if the calculation agent is prevented from determining the stop loss redemption value because a market disruption event occurs or is continuing following the occurrence of a stop loss termination event, the calculation agent may determine the stop loss redemption value when the market disruption event has ceased to occur. However, if such market disruption event is continuing on the fifth trading day after the stop loss termination date, the calculation agent may make a good faith estimate in its sole discretion of the value of the Index and will determine the stop loss redemption value prior to the close of trading on the fifth trading day. Notwithstanding the occurrence of a market disruption event, the stop loss redemption value shall not be greater than 10.0% of the principal amount per Security, or $10.00 for each Security. See also “If Your Securities Are Automatically Redeemed Following the Occurrence of a Stop Loss Termination Event, You Will Not Benefit From Any Subsequent Increase in the Level of the Index”.

The Market Value of the Securities May Be Influenced by Many Unpredictable Factors

The market value of your Securities may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell your Securities in the secondary market. We expect that generally the value of the equity securities included in the Index and the Index will affect the market value of the Securities more than any other factor. Several other factors, many of which are beyond our control, will influence the market value of the Securities. Factors that may influence the market value of the Securities include:

•

prevailing market prices and forward volatility levels of the U.S. stock markets, the equity securities included in the Index, and prevailing market prices of options on the Index or any other financial instruments related to the Index;

•	supply and demand for the Securities, including inventory positions with Barclays Capital Inc. or any market maker;

•	the time remaining to the maturity of the Securities;

•	interest rates;

•

economic, financial, political, regulatory, geographical or judicial events that affect the level of the underlying Index or the market price or forward volatility of the U.S. stock markets, the equity securities included in the Index, and the Index;

•	the perceived creditworthiness of Barclays Bank PLC;

•	supply and demand in the listed and over-the-counter equity derivative markets; or

•	supply and demand as well as hedging activities in the equity-linked structured product markets.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

Historical Levels of the Index Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the Securities

It is impossible to predict whether the Index will rise or fall. The actual performance of the Index over the term of the Securities, as well as the amount payable at maturity, may bear little relation to the historical level of the Index.

You Will Not Benefit from Any Increase in the Level of the Index If Such Increase Is Not Reflected in the Level of the Index on the Applicable Valuation Date

If the Index does not increase by an amount sufficient to offset the accrued financing charges between the inception date and the applicable valuation date (including the final valuation date), we will pay you less than the principal amount of your Securities at maturity or upon optional redemption. This will be true even if the level of the Index as of some date or dates prior to the applicable valuation date would have been sufficiently high to offset the accrued financing charges.

If Your Securities Are Automatically Redeemed Following the Occurrence of a Stop Loss Termination Event, You Will Not Benefit From Any Subsequent Increase in the Level of the Index

If, on any index business day, the intraday indicative note value of the Securities becomes less than or equal to $10.00 per Security or 10.0% of the principal value of the Securities, a stop loss termination event will be deemed to have occurred and your Securities will be automatically redeemed. Following the occurrence of a stop loss termination event, you will not benefit from any subsequent increase in the level of the Index even if such increase occurs prior to the stop loss redemption date. Instead, you will receive a payment on the stop loss redemption date equal to the stop loss redemption value, which will not be greater than $10.00 per Security, or 10.0% of the principal amount invested. In addition, if a market disruption event occurs and the calculation agent makes a good faith estimate of the stop loss redemption value, in the manner described in “If a Market Disruption Event Has Occurred or Exists on a Valuation Date or Immediately Following a Stop Loss Termination Event, the Calculation Agent Can Postpone the Determination of, As Applicable, the Closing Indicative Note Value, the Stop Loss Redemption Value or the Maturity Date or a Redemption Date”, your payment on the stop loss redemption date will not be greater than $10.00 per Security, even if the intraday indicative note value of the Securities is greater than $10.00, even substantially so, following the resolution of the relevant market disruption event.

Changes in Our Credit Ratings May Affect the Market Value of Your Securities

Our credit ratings are an assessment of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your Securities. However, because the return on your Securities is dependent upon certain factors in addition to our ability to pay our obligations on your Securities, an improvement in our credit ratings will not reduce the other investment risks related to your Securities.

You Will Not Receive Interest Payments on the Securities or Have Rights in Any of the Equity Securities Included in the Index

You will not receive any periodic interest payments on your Securities. As an owner of the Securities, you will not have rights that investors in the equity securities included in the Index underlying those Securities may have. Your Securities will be paid in cash, and you will have no right to receive delivery of any equity securities.

Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in Instruments Linked to the Index or the Equity Securities Included in the Index May Impair the Market Value of the Securities

As described in the section entitled “Use of Proceeds and Hedging” in this pricing supplement, we or one or more of our affiliates may hedge our obligations under the Securities by purchasing the equity securities included in the Index, futures or options on the equity securities included in the Index or the Index, or other derivative instruments with returns linked to the performance of the equity securities included in the Index or the Index, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Although they are not expected to, any of these hedging activities may adversely affect the market price of the equity securities included in the Index and the level of the Index and, therefore, the market value of the Securities. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

We or one or more of our affiliates may also engage in trading in the equity securities included in the Index, futures or options on the equity securities included in the Index, and other investments relating to the equity securities included in the Index or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of the equity securities included in the Index or the level of the Index and, therefore, the market value of the Securities. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Securities. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

Our Business Activities May Create Conflicts of Interest

We and our affiliates expect to play a variety of roles in connection with the issuance of the Securities. As noted above, we and our affiliates expect to engage in trading activities related to the equity securities included in the Index, futures or options on the equity securities included in the Index or the Index, or other derivative instruments with returns linked to the performance of the equity securities included in the Index or the Index that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the value of the Index, could be adverse to the interests of the holders of the Securities. Moreover, we and our affiliates have published and in the future expect to publish research reports with respect to some or all of the equity securities included in the Index and equity securities generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. The research should not be viewed as a recommendation or endorsement of the Securities in any way and investors must make their own independent investigation of the merits of this investment. Any of these activities by us, Barclays Capital Inc. or our other affiliates may affect the market price of the equity securities included in the Index and the level of the Index and, therefore, the market value of the Securities. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

The Tax Consequences are Uncertain

The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described in this pricing supplement. As discussed further below, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until redemption or maturity and whether all or part of the gain you may recognize upon sale, redemption or maturity of an instrument such as the Securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. Similarly, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the Securities after the bill was enacted to accrue interest income on a current basis. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

For a discussion of the U.S. federal income tax treatment applicable to your Securities as well as potential alternative characterizations for your Securities, please see the discussion under “Supplemental Tax Considerations—Supplemental U.S. Tax Considerations” below.

THE INDEX

All information regarding the Index set forth in this pricing supplement reflects the policies of, and is subject to change by S&P. The Index is calculated, maintained and published by S&P. The Index is reported by Bloomberg under the ticker symbol “SPXT <Index>”.

The Index is intended to provide an indication of the pattern of stock price movement in the U.S. equities market. The Index is the total return version of the S&P 500® Index (the “S&P 500 Index”). The daily calculation of the level of the S&P 500 Index, discussed below in further detail, is based on the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

Differences Between the Index and the S&P 500 Index

The total return version of the S&P 500 Index is calculated in the same manner as the S&P 500 Index as described below; however, the difference between the S&P 500 Index and the total return version of such index is that the S&P 500 Index reflects changes in the prices of its underlying stocks, while the Index reflects changes in both changes in stock prices and the reinvestment of the dividend income from its underlying stocks. Specifically, in calculating the Index, ordinary cash dividends are applied on the ex-dividend date. “Special dividends” are those dividends that are outside of the normal payment pattern established historically by the issuing corporation. These may be described by the corporation as “special”, “extra”, “year-end”, or “return of capital”. Whether a dividend is funded from operating earnings or from other sources of cash does not affect the determination of whether it is ordinary or special. “Special dividends” are treated as corporate actions with offsetting price and divisor adjustments; the Index reflects both ordinary and special dividends.

Composition of the S&P 500 Index

S&P chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equities market. Relevant criteria employed by S&P for new additions include the financial viability of the particular company, the extent to which that company represents the industry group to which it is assigned, adequate liquidity and reasonable price, an unadjusted market capitalization of US$3 billion or more, U.S. domicile, a public float of at least 50.0% and company classification (i.e. U.S. common equities listed on the NYSE and the NASDAQ stock market and not closed-end funds, holding companies, tracking stocks, partnerships, investment vehicles, royalty trusts, preferred shares, unit trusts, equity warrants, convertible bonds or investment trusts). The ten main groups of companies that comprise the S&P 500 Index include: Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Telecommunication Services and Utilities. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.

Computation of the S&P 500 Index

As of September 16, 2005, S&P has used a full float-adjusted formula to calculate the S&P 500 Index. With a float-adjusted index, the share counts used in calculating the S&P 500 Index will reflect only those shares that are available to investors, not all of a company’s outstanding shares.

The float-adjusted S&P 500 Index is calculated as the quotient of (1) the sum of the products of (a) the price of each common stock, (b) the total shares outstanding of each common stock and (c) the investable weight factor and (2) the index divisor.

The investable weight factor is calculated by dividing (1) the available float shares by (2) the total shares outstanding. Available float shares reflect float adjustments made to the total shares outstanding. Float adjustments seek to distinguish strategic shareholders (whose holdings depend on concerns such as maintaining control rather than the economic fortunes of the company) from those holders whose investments depend on the stock’s price and their evaluation of the company’s future prospects. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

In cases where holdings in a group as described above exceed 10.0% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the S&P 500 Index’s calculation. In addition, treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held by mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares held in a trust to allow investors in countries outside the country of domicile (such as ADRs and Canadian exchangeable shares), shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are, however, considered part of the float.

Changes in a company’s total shares outstanding of 5.0% or more due to public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Other changes of 5.0% or more (for example, due to company stock repurchases, private placements, an acquisition of a privately held company, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, participations, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday (one week later). Changes of less than 5.0% are accumulated and made quarterly on the third Friday of March, June, September, and December. Changes due to mergers or acquisitions of publicly held companies are made as soon as reasonably possible, regardless of the size of the change, although de minimis merger and acquisition share changes may be accumulated and implemented with the quarterly share rebalancing. Corporate actions such as stock splits, stock dividends, spinoffs and rights offerings are generally applied after the close of trading on the day prior to the ex-date. Share changes resulting from exchange offers are made on the ex-date. Changes in investable weight factors of more than five percentage points caused by corporate actions will be made as soon as possible. Changes in investable weight factors of less than five percentage points will be made annually, in September when revised investable weight factors are reviewed. A share freeze is implemented the week of the rebalancing effective date, the third Friday of the last month of each quarter, during which shares are not changed except for certain corporate actions (merger activity, stock splits, rights offerings and certain dividend payable events).

As discussed above, the value of the S&P 500 Index is the quotient of (1) the total float-adjusted market capitalization of the S&P 500 Index’s constituents (i.e., the sum of the products of (a) the price of each common stock, (b) the total shares outstanding of each common stock and (c) the investable weight factor) and (2) the index divisor. Continuity in index values is maintained by adjusting the divisor for all changes in the constituents’ share capital after the base date, which is the period from 1941 to 1943. This includes additions and deletions to the index, rights issues, share buybacks and issuances, and spin-offs. The index divisor’s time series is, in effect, a chronological summary of all changes affecting the base capital of the S&P 500 Index since the base date. The index divisor is adjusted such that the index value at an instant just prior to a change in base capital equals the index value at an instant immediately following that change. Some corporate actions, such as stock splits require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require adjustments to the index divisor.

Additional information on the S&P 500 Index is available on the following website: http://www.standardandpoors.com.

Historical Performance of the Index

The following table and graph illustrate the performance of the Index since December 31, 1988. The Index was launched on January 4, 1988. The historical performance of the Index shown below should not be taken as an indication of future performance, and no assurance can be given that the level of the Index will increase sufficiently to cause holders of the Securities to receive a payment at maturity or upon optional redemption equal to or in excess of the principal amount of such Securities.

Date	Level of the Index
December 30, 1988	288.12
December 29, 1989	379.41
December 31, 1990	367.63
December 31, 1991	479.63
December 31, 1992	516.18
December 31, 1993	568.20
December 30, 1994	575.70
December 29, 1995	792.04
December 31, 1996	973.90
December 31, 1997	1,298.82
December 31, 1998	1,670.01
December 31, 1999	2,021.40
December 29, 2000	1,837.36
December 31, 2001	1,618.98
December 31, 2002	1,261.18
December 31, 2003	1,622.94
December 31, 2004	1,799.55
December 30, 2005	1,887.94
December 29, 2006	2,186.13
December 31, 2007	2,306.23
December 31, 2008	1,452.98
December 31, 2009	1,837.50
June 30, 2010	1,715.23

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

License Agreement

We have entered into a non-exclusive license agreement with S&P whereby we, in exchange for a fee, are permitted to use the S&P 500 Index, including the Index, in connection with certain securities, including the Securities. We are not affiliated with S&P; the only relationship between S&P and us is any licensing of the use of S&P’s indices and trademarks relating to them.

Disclaimer

The Securities are not sponsored, endorsed, sold or promoted by S&P or its third party licensors. Neither S&P nor its third party licensors makes any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the Index to track general stock market performance. S&P’s and its third party licensor’s only relationship to Barclays Bank PLC is the licensing of certain trademarks and trade names of S&P and the third party licensors and of the Index which is determined, composed and calculated by S&P or its third party licensors without regard to Barclays Bank PLC or the Securities. S&P and its third party licensors have no obligation to take the needs of Barclays Bank PLC or the owners of the Securities into consideration in determining, composing or calculating the Index. Neither S&P nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the Securities or the timing of the issuance or sale of the Securities or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “500” and “S&P 500® Total Return IndexTM” are trademarks of S&P, and have been licensed for use by Barclays Bank PLC.

Modifications to the Index

The index sponsor may revise the method of calculating the Index or other matters as described above. The effect of any such changes is described below under “Specific Terms of the Securities—Discontinuance, Modification or Unavailability of an Index”. The index sponsor or the calculation agent may also make determinations relating to market disruption and force majeure events as described below.

If the index sponsor determines, in its sole discretion, that an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, the index sponsor will calculate the level of the Index based on the closing prices published by the exchange or, if no closing price is available, the last regular trade reported for each stock before the exchange closed. In all cases, the prices will be from the primary exchange for each stock in the Index. If an exchange fails to open due to unforeseen circumstances, the Index will use the prior day’s closing prices. If all exchanges fail to open, S&P may determine not to publish the Index for that day.

VALUATION OF THE SECURITIES

The market value of the Securities will be affected by several factors, many of which are beyond our control. Factors that may influence the market value of the Securities include, but are not limited to, prevailing market prices and forward volatility levels of the U.S. stock markets, the equity securities included in the Index, and prevailing market prices of options on the Index or any other financial instruments related to the Index; supply and demand for the Securities, including inventory positions with Barclays Capital Inc. or any market maker; the time remaining to the maturity of the Securities; interest rates; economic, financial, political, regulatory, geographical or judicial events that affect the level of the underlying Index or the market price or forward volatility of the U.S. stock markets, the equity securities included in the Index, and the Index; the perceived creditworthiness of Barclays Bank PLC; supply and demand in the listed and over-the-counter equity derivative markets; or supply and demand as well as hedging activities in the equity-linked structured product markets. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the Securities prior to maturity.

Indicative Note Values

We expect the NYSE Arca to publish its calculation of the closing indicative note value on each valuation date under the ticker symbol “BXUCRD.NV”. In connection with the Securities, we use the term “closing indicative note value” to refer to the value, per Security, on any valuation date as determined based on the following equation:

Closing Indicative Note Value = Long Index Amount – Financing Level.

where:

Long Index Amount = two × principal amount per Security × Index Performance Factor where:

Index Performance Factor = Current Index Level / Initial Index Level

where:

Current Index Level = The most recent published closing level of the Index; and

Initial Index Level = The closing level of the Index on the initial valuation date.

Financing Level = $100 + Accrued Financing Charges

where the financing level on the initial valuation date will equal $100 per Security; and where

Accrued Financing Charges = (Previous Accrued Financing Charges) + (Previous Financing Level × Financing Rate × Calendar Days from Previous Valuation Date / 365);

where:

Previous Accrued Financing Charges = the accrued financing charges on the immediately preceding valuation date;

Previous Financing Level = the financing level on the immediately preceding valuation date;

Financing Rate = 0.75% + the yield to maturity of the most recent weekly auctioned 91-day U.S. Treasury Bills effective on the preceding business day in New York City, as published on Bloomberg ticker “USB3MYD”. The yield for 91-day U.S. Treasury Bills is generally announced by the U.S. Treasury on each Monday; on any Monday that is not a business day in New York City, the yield prevailing on the immediately preceding business day in New York City will apply; and

Calendar Days from Previous Valuation Date = The number of calendar days from, but excluding, the immediately preceding valuation date to, and including, the then current valuation date.

Additionally, an intraday indicative note value meant to approximate the intrinsic economic value of the Securities will be calculated on every index business day. NYSE Arca will publish its calculation of the intraday indicative note value every 15 seconds on each index business day under the ticker symbol “BXUC.IV”. In connection with the Securities, we use the term “intraday indicative note value” to refer to the value, per Security, at a given time determined based on the following equation:

Intraday Indicative Note Value = Intraday Long Index Amount – Financing Level

where:

Intraday Long Index Amount = two × principal amount per Security × Intraday Index Performance Factor where:

Intraday Index Performance Factor = the most recent published intraday level of the Index / the closing level of the Index on initial valuation date.

For purposes of calculating the intraday indicative note value on any index business day, the financing level will include accrued financing charges for such index business day.

The intraday indicative note value calculation will be used to determine whether a stop loss termination event has occurred as described in “Specific Terms of the Securities—Payment Upon the Occurrence of a Stop Loss Termination Event”. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of your Securities, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads. Published Index levels from S&P may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current Index level and therefore the intraday indicative note value for the Securities. Index levels provided by S&P will not necessarily reflect the depth and liquidity of the underlying U.S. equities market. For this reason and others, the actual trading price of the Securities may be different from their intraday indicative note value.

As discussed in “Specific Terms of the Securities—Payment Upon Optional Redemption at the Holder’s Election”, you may, subject to certain restrictions, choose to redeem your Securities on any optional redemption date during the term of the Securities. If you redeem your Securities on a particular optional redemption date, you will receive a cash payment on such date in an amount equal to the closing indicative note value on the applicable valuation date. You must redeem at least 25,000 Securities at one time in order to exercise your right to redeem your Securities on any optional redemption date. The optional redemption feature is intended to induce arbitrageurs to counteract any trading of the Securities at a discount to their closing indicative note value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner.

Participation

Your Securities are designed to target a multiple of two times the performance of the Index over the term of the Securities, less accrued financing charges. This target is achieved by linking the payment upon maturity or redemption for each Security to the value of a notional leveraged “long” position in the Index underlying your Securities. Specifically, this leveraged “long” position is reflected in the calculation of the “long index amount”, in which the principal amount per Security of $100 is multiplied by two. However, as the exposure of each Security to the underlying Index will not be reset during the term of the Securities, there is likely to be a fluctuating ratio of (1) the then current value of the notional exposure per Security to the performance of the underlying Index (i.e., as reflected by the intraday long index amount) relative to (2) the then current intraday indicative note value per Security (which takes into account both the intraday long index amount and the relevant financing level). Therefore, the daily or intraday return on your Securities will reflect a variable multiple of the daily or intraday return on the performance of the Index that is equal to the ratio of the intraday long index amount relative to the intraday indicative note value. See “Risk Factors—The Ratio Between the Value of Your Securities and the Notional Exposure to the Underlying Index of Each Security Will Fluctuate During the Term of Your Securities” in this pricing supplement for more information.

The “participation” of the Securities, which is intended to approximate the ratio of (1) the value of the notional exposure per Security to the performance of the underlying Index relative to (2) the value of each Security, will be calculated and published every 15 seconds by Thomson Reuters Corporation (“Thomson Reuters”) or a successor under the ticker symbol “BXUCPT.NV” during the term of your Securities. The “participation” will be calculated according to the following equation:

Participation = Intraday Long Index Amount / Intraday Indicative Note Value.

By calculating the participation in this manner, participation also serves to approximate the variable multiple of returns in the Index performance that will be reflected in the value of the Securities on any given day.

The following are two hypothetical examples of participation calculations:

Example 1: Assuming an intraday index performance factor of 1.05 and a financing level of $100.00:

Intraday Long Index Amount: 2 × $100.00 × 1.05 = $210.00

Intraday Indicative Note Value: $210.00 - $100.00 = $110.00

Therefore, the participation equals 1.91, which is $210.00 / $110.00.

Example 2: Assuming an intraday index performance factor of 0.95 and a financing level of $100.00:

Intraday Long Index Amount: 2 × $100.00 × 0.95 = $190.00

Intraday Indicative Note Value: $190.00 - $100.00 = $90.00

Therefore, the participation equals 2.11, which is $190.00 / $90.00.

The participation value will be published solely for informational purposes. It is not intended to serve as a basis for determining a price or quotation for your Securities, or as a basis for an offer or solicitation for the purchase, sale, redemption or termination of your Securities.

NYSE Arca Calculations

NYSE Arca is not affiliated with Barclays Bank PLC and does not approve, endorse, review or recommend Barclays Bank PLC or the Securities.

The closing indicative note value, the intraday indicative note value and other information furnished in connection with the Securities will be derived from sources deemed reliable, but NYSE Arca and its suppliers do not guarantee the correctness or completeness of the closing indicative note value, the intraday indicative note value or other information furnished in connection with the Securities. NYSE ARCA MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, BARCLAYS BANK PLC’S CUSTOMERS, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE CLOSING INDICATIVE NOTE VALUE, THE INTRADAY INDICATIVE NOTE VALUE OR ANY DATA INCLUDED THEREIN. NYSE ARCA MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE CLOSING INDICATIVE NOTE VALUE, THE INTRADAY INDICATIVE NOTE VALUE OR ANY DATA INCLUDED THEREIN.

NYSE Arca and its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of either NYSE Arca or its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the closing indicative note value, the intraday indicative note value or the Securities, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. NYSE Arca shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the closing indicative note value, the intraday indicative note value or any data included therein, from whatever cause. NYSE Arca is not responsible for the selection of or use of the Index or the Securities, the accuracy and adequacy of the Index or information used by Barclays Bank PLC and the resultant output thereof.

Thomson Reuters Calculations

Thomson Reuters is not affiliated with Barclays Bank PLC and does not approve, endorse, review or recommend Barclays Bank PLC or the Securities.

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Thomson Reuters and its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of either Thomson Reuters or its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the participation or the Securities, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. Thomson Reuters shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the participation or any data included therein, from whatever cause. Thomson Reuters is not responsible for the selection of or use of the Index or the Securities, the accuracy and adequacy of the Index or information used by Barclays Bank PLC and the resultant output thereof.

SPECIFIC TERMS OF THE SECURITIES

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Description of Debt Securities—Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

The Securities are part of a series of debt securities entitled “Global Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the indenture, dated September 16, 2004, between Barclays Bank PLC and The Bank of New York Mellon, as trustee, from time to time. This pricing supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all medium-term notes are described in “Description of Medium-Term Notes” and “Terms of the Notes” in the accompanying prospectus supplement, and terms that apply generally to all index-linked notes are described in “Reference Assets—Indices” in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus, prospectus supplement and any related free writing prospectuses and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below.

Inception and Issuance

The Securities were first sold on November 17, 2009, which we refer to as the “inception date”, and were first issued on November 20, 2009.

Coupon

We will not pay you interest during the term of the Securities.

Denomination

We will offer the Securities in denominations of $100.

Payment at Maturity

If you hold your Securities to maturity, you will receive a cash payment for each Security equal to the closing indicative note value on the final valuation date.

The “closing indicative note value” for each Security on any valuation date will equal (a) the long index amount on such valuation date minus (b) the financing level on such valuation date. The closing indicative note value will be published by NYSE Arca on each valuation date under the ticker symbol “BXUCRD.NV”.

The “long index amount” for each Security will equal $200 on the initial valuation date, and on any subsequent valuation date, the long index amount for each Security will equal the product of (a) two times (b) the principal amount per Security times (c) the index performance factor on such valuation date. The long index amount will be published by NYSE Arca on each valuation date under the ticker symbol “BXUCIX.NV”.

The “index performance factor” will equal 1 on the initial valuation date, and on any subsequent valuation date, the index performance factor will equal (a) the closing level of the Index on such valuation date divided by (b) the closing level of the Index on the initial valuation date.

The “financing level” for each Security will equal $100 on the initial valuation date and, on any subsequent valuation date, the financing level for each Security will equal the sum of (a) $100 plus (b) accrued financing charges. The financing level will be published by NYSE Arca on each valuation date under the ticker symbol “BXUCFL.NV”.

The “accrued financing charges” for each Security will equal $0 on the initial valuation date and, on any subsequent valuation date, the accrued financing charges for each Security will equal the sum of (a) the accrued financing charges on the immediately preceding valuation date plus (b) the product of (i) the financing level on the immediately preceding valuation date times (ii) the financing rate times (iii) the number of calendar days from, but excluding, the immediately preceding valuation date to, and including, the then current valuation date divided by (iv) 365. The accrued financing charges seek to compensate the Issuer for providing investors with the potential to receive a leveraged participation in movements in the level of the Index and are intended to approximate the financing costs that investors may have otherwise incurred had they sought to borrow funds at a similar rate from a third party to invest in the Securities. These charges accrue and compound on a daily basis during the term of the Securities.

The “financing rate” will equal the sum of (a) 0.75% plus (b) the yield to maturity of the most recent weekly auctioned 91-day U.S. Treasury Bills effective on the preceding business day in New York City. The yield for 91-day U.S. Treasury Bills is generally announced by the U.S. Treasury on each Monday; on any Monday that is not a business day in New York City, the yield prevailing on the immediately preceding business day in New York City will apply. The most recent yield for 91-day U.S. Treasury Bills will be published on Bloomberg under the ticker symbol “USB3MYD”.

A “valuation date” means each trading day from November 17, 2009 to November 17, 2014, subject to postponement as a result of market disruption events, such postponement not to exceed five trading days. We refer to November 17, 2009 as the “initial valuation date” and November 17, 2014 as the “final valuation date”.

A “trading day” is a day on which (a) it is an index business day, (b) trading is generally conducted on the NYSE Arca, and (c) is a business day in New York City.

An “index business day” is a day on which the U.S. equity markets are open; a complete schedule of index business days for the current calendar year is located at http://www.indices.standardandpoors.com.

Maturity Date

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. If the fifth business day before this day does not qualify as a valuation date (as described above), then the maturity date will be the fifth business day following the final valuation date. The calculation agent may postpone the final valuation date—and therefore the maturity date—if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

A “business day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in New York City or London, as applicable, generally are authorized or obligated by law, regulation, or executive order to close.

Payment Upon Optional Redemption At Holder’s Election

Up to the valuation date immediately preceding the final valuation date and subject to certain restrictions, you may elect to redeem your Securities on any optional redemption date during the term of the Securities, provided that you present at least 25,000 of the Securities for redemption or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your Securities for redemption with those of other investors to reach this minimum. If you choose to redeem your Securities, you will receive a cash payment for each Security on the applicable optional redemption date equal to the closing indicative note value on the applicable valuation date. Notwithstanding the foregoing, if a stop loss termination event, as described under “—Payment Upon the Occurrence of a Stop Loss Termination Event”, occurs between the time at which you deliver a notice of redemption to us and the close of business on the applicable valuation date, your notice of redemption will be deemed ineffective and your Securities will be automatically redeemed on the stop loss redemption date as described under “—Payment Upon the Occurrence of A Stop Loss Termination Event”.

An “optional redemption date” is the third business day following each valuation date (other than the final valuation date). The final optional redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

Optional Redemption Procedures

You may, subject to the minimum redemption amount described above, elect to redeem your Securities on any optional redemption date. To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•

instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the valuation date at a price equal to the applicable closing indicative note value facing Barclays Capital DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable optional redemption date (the third business day following the applicable valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Securities in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your Securities on the applicable optional redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

Stop Loss Termination Event

Your Securities (in whole only, but not in part) will be redeemed automatically if, on any index business day prior to or on the final valuation date, the intraday indicative note value, as published by the NYSE Arca, is less than or equal to 10.0% of the principal amount per Security, or $10.00 for each Security.

Payment Upon the Occurrence of A Stop Loss Termination Event

Upon the occurrence of a stop loss termination event, we will automatically redeem your Securities on the stop loss redemption date and will deliver a notice of redemption to the DTC in the form attached as Annex C specifying such date. Upon such redemption, you will receive a cash payment based on the stop loss redemption value for each Security, which shall be specified in such notice. If a market disruption event occurs and is continuing following the occurrence of a stop loss termination event and the calculation agent is prevented from determining the stop loss redemption value, we will deliver a notice to DTC specifying the occurrence of a stop loss termination event and will deliver a separate notice to DTC to specify the stop loss redemption date and the relevant stop loss redemption value following the resolution of the applicable market disruption event. For more information on the determination of the stop loss redemption value in this scenario, see “Market Disruption Events” below.

A “stop loss termination date” is any index business day on which a stop loss termination event occurs.

A “stop loss redemption date” will be the fifth business day following the stop loss termination date; provided that, if the calculation of the stop loss redemption value is postponed as a result of a market disruption event, the stop loss redemption date will be the fifth business day after the stop loss redemption value is calculated.

The “intraday indicative note value” for each Security on any index business day will equal (a) the intraday long index amount minus (b) the financing level on such index business day, which shall include the accrued financing charges. The intraday indicative note value will be published by NYSE Arca every 15 seconds on each index business day under the ticker symbol “BXUC.IV”.

The “intraday long index amount” will equal the product of (a) two times (b) the principal amount per Security times (c) the intraday index performance factor.

The “intraday index performance factor” equals (a) the most recently published level of the Index divided by (b) the closing level of the Index on the initial valuation date.

The “stop loss redemption value” will be determined by the calculation agent, in its sole discretion, acting in good faith and in a commercially reasonable manner, using the latest publicly available quotations for the intraday prices of the relevant equity securities underlying the Index that are available as soon as practicable following the occurrence of a stop loss termination event. The calculation agent will approximate the intraday index performance factor on the basis of such quotations and calculate, in the manner described above under “intraday indicative note value”, a corresponding intraday indicative note value, which shall be deemed to be the stop loss redemption value. The stop loss redemption value shall not be greater than 10.0% of the principal amount per Security, or $10.00 for each Security.

Market Disruption Events

If the calculation agent is prevented from determining the stop loss redemption value because a market disruption event occurs or is continuing following the occurrence of a stop loss termination event, the calculation agent may determine the stop loss redemption value when the market disruption event has ceased to occur. However, if such market disruption event is continuing on the fifth trading day after the stop loss termination date, the calculation agent may make a good faith estimate in its sole discretion of the value of the Index and will determine the stop loss redemption value prior to the close of trading on the fifth trading day. Notwithstanding the occurrence of a market disruption event, the stop loss redemption value shall not be greater than 10.0% of the principal amount per Security, or $10.00 for each Security. See also “If Your Securities Are Automatically Redeemed Following the Occurrence of a Stop Loss Termination Event, You Will Not Benefit From Any Subsequent Increase in the Level of the Index”.

Please see the discussion under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” in the accompanying prospectus supplement for additional information and a description of market disruption events applicable to your Securities. In addition to the market disruption events specified in the accompanying prospectus supplement, a market disruption event will also occur if the index sponsor does not publish the level of the Index on an index business day or the Index is otherwise not available.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “—Default Amount”.

For the purpose of determining whether the holders of our medium-term notes, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each Security outstanding as the principal amount of that Security. Although the terms of the Securities may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the Securities. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities—Modification and Waiver” and “—Senior Events of Default; Subordinated Events of Default and Defaults; Limitations of Remedies”.

Default Amount

The default amount for the Securities on any day will be an amount, determined by the calculation agent in its sole discretion, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Further Issuances

We may, without your consent, create and issue additional securities with identical terms at any time. We may consolidate the additional securities to form a single class with the outstanding Securities. If there is substantial demand for the Securities, we may issue additional Securities frequently.

Discontinuance or Modification of the Index

If the index sponsor discontinues publication of the Index, and Barclays Capital or any other person or entity publishes an index that the calculation agent determines is comparable to the Index and the calculation agent approves such index as a successor index, then the calculation agent will determine the level of the Index on the applicable valuation date and the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and there is no successor index, or that the closing level of the Index is not available for any reason, on the date on which the level of the Index is required to be determined, the calculation agent will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the Index or the method of calculating the Index has been changed at any time in any respect, and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, or is due to any other reason—then the calculation agent will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the level of the Index used to determine the amount payable on the maturity date is equitable.

All determinations and adjustments to be made by the calculation agent may be made in the calculation agent’s sole discretion. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Role of Calculation Agent

Currently, we serve as the calculation agent. We may change the calculation agent without notice. The calculation agent will, in its sole discretion, make all determinations regarding the value of the Securities, including at maturity or upon optional redemption or redemption arising from a stop loss termination event, market disruption events, valuation dates, business days, trading days, the closing indicative note value, the financing level, the accrued financing charges, the intraday indicative note value, the default amount, the maturity date, the amount payable in respect of your Securities at maturity, upon optional redemption and upon the occurrence of a stop loss termination event and any other calculations or determinations to be made by the calculation agent as specified herein. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

The calculation agent reserves the right to make adjustments to correct errors contained in previously published information and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication.

CLEARANCE AND SETTLEMENT

DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus supplement under “Use of Proceeds and Hedging”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases or sales of the equity securities underlying the Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index and the equity securities underlying the Index. In addition, from time to time after we issue the Securities, we or our affiliates may enter into additional hedging transactions or unwind those hedging transactions we have entered into. In this regard, we or our affiliates may:

•

acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other derivative financial instruments linked to the Index or any equity securities included in the Index;

•	acquire or dispose of long or short positions in equity securities included in the Index; or

•	any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge positions on or before the final valuation date. That step may involve sales or purchases of equity securities underlying the Index or listed or over-the counter options, futures, swaps or other derivative financial instruments linked to the Index and the equity securities underlying the Index.

The hedging activity discussed above may adversely affect the level of the Index and, as a consequence, the market value of the Securities from time to time and the amount payable at maturity. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain U.S. tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United Kingdom and the United States of acquiring, holding and disposing of the Securities and receiving payments of interest, principal and/or other amounts under the Securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement. The following section is the opinion of Sullivan & Cromwell LLP, counsel to Barclays Bank PLC. It applies to you only if you are a U.S. holder (as defined below) and you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a regulated investment company;

•	a partnership or other pass-through entity;

•	a person that owns a Security as a hedge or that is hedged against interest rate risks;

•	a person that owns a Security as part of a straddle or conversion transaction for tax purposes; or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

This section describes the tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of a Security and you are for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

In the opinion of our counsel, Sullivan & Cromwell LLP, the Securities should be treated as a pre-paid executory contract with respect to the Index. The terms of the Securities require you and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all U.S. federal income tax purposes in accordance with such characterization. If the Securities are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your tax basis in the Securities. In general, your tax basis in your Securities will be equal to the price you paid for your Securities. Capital gain of a noncorporate U.S. holder that is recognized in a taxable year beginning before January 1, 2011 is generally taxed at a maximum rate of 15% in cases where the holder has a holding period of greater than one year. Thereafter, capital gain of a noncorporate U.S. holder is generally taxed at preferential rates in cases where the holder has a holding period of greater than one year.

No statutory, judicial or administrative authority directly discusses how your Securities should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the Securities are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your Securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your Securities should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be possible and the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, it would be possible to treat your Securities, and the Internal Revenue Service might assert that your Securities should be treated, as debt instruments subject to the special tax rules governing contingent debt instruments. If your Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Securities. Any gain you recognize upon the sale, redemption or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be capital loss.

If your Securities are treated as contingent debt instruments and you purchase your Securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your Securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus supplement but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

It is also possible that you could be treated as owning the underlying components of the Index. Moreover, it is possible that you would be required to include amounts equal to the dividends paid on the stocks underlying the Index as ordinary items of income either upon the sale, redemption or maturity of the Securities or over the term of your Securities even though you will not receive any payments from us until redemption or maturity of your Securities.

In addition, it is possible that the Internal Revenue Service could assert that any gain or loss that you recognize upon redemption or maturity of your Securities could be treated as ordinary gain or loss or that you should be required to accrue interest over the term of your Securities.

Further, it is possible that the Internal Revenue Service could assert that your holding period in respect of your Securities should end on the date on which the amount you are entitled to receive upon the redemption or maturity of your Securities is determined, even though you will not receive any amounts from the issuer in respect of your Securities prior to the redemption or maturity of your Securities. In such case, you may be treated as having a holding period in respect of your Securities that is less than one year even if you receive cash upon the redemption or maturity of your Securities at a time that is more than one year after the beginning of your holding period.

In addition, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the investor fee as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your Securities.

On December 7, 2007, the Internal Revenue Service released a notice that may affect the taxation of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of instruments such as the Securities should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, Barclays Bank PLC intends to treat the Securities for U.S. federal income tax purposes in accordance with the treatment described in this section unless and until such time as the Internal Revenue Service and Treasury Department determine that some other treatment is more appropriate. Similarly, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the Securities after the bill was enacted to accrue interest income on a current basis. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Recently Enacted Legislation

Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

Information Reporting and Backup Withholding

Please see the discussion under “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your Securities.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We sold a portion of the Securities on the inception date at 100% of the stated principal amount through Barclays Capital Inc., our affiliate, as principal in the initial distribution. The remainder of the Securities will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the Securities after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the Securities.

In connection with this offering, we may sell the Securities to dealers (including our affiliate Barclays Capital Inc.) as principal, and such dealers (including our affiliate Barclays Capital Inc.) may then resell such Securities to the public at varying prices that the dealers will determine at the time of resale. In addition, such dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement and the accompanying prospectus and prospectus supplement) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from us or our affiliates or by purchasing Securities from us or our affiliates subject to our obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

ANNEX A

NOTICE OF REDEMPTION

To: etndesk@barcap.com

Subject: Long C Leveraged Exchange Traded Notes, Linked to the S&P 500® Total Return IndexTM, Notice of Redemption, CUSIP No. 06740H666

[BODY OF EMAIL]

Name of holder: [                            ]

Number of Securities to be redeemed: [                            ]

Applicable Valuation Date: [            ], 20[    ]

Contact Name: [                            ]

Telephone #: [                            ]

Acknowledgement: I acknowledge that the Securities specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the Securities are satisfied.

A-1

ANNEX B

CONFIRMATION OF REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax: 212-412-1232

Dear Sirs:

The undersigned holder of Barclays Bank PLC’s $250,000,000 Global Medium-Term Notes, Series A, Long C Leveraged Exchange Traded Notes, Linked to the S&P 500® Total Return IndexTM (the “Securities”) due November 20, 2014, CUSIP No. 06740H666, redeemable for a cash amount under the terms of the Securities, hereby irrevocably elects to exercise, on the redemption date of                     , with respect to the number of Securities indicated below, as of the date hereof, the redemption right as described in the prospectus relating to the Securities (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the Securities (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of Securities specified below at a price per Security equal to the closing indicative note value on the applicable valuation date, facing Barclays Capital DTC 5101 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the redemption date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Securities surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

(You must redeem at least 25,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date.)

B-1

ANNEX C

REDEMPTION NOTICE FOR STOP LOSS TERMINATION EVENT

To: The Depository Trust Company (DTC)

Subject: Long C Leveraged Exchange Traded Notes, Redemption Notice for Stop Loss Termination Event,

Barclays Bank PLC hereby notifies DTC of the redemption of its Long C Leveraged Exchange Traded Notes, Linked to the S&P 500® Total Return IndexTM (CUSIP No. 06740H666) (the “Securities”) as a result of the occurrence of a Stop Loss Termination Event. The Securities will be redeemed (in whole, but not in part) on [—], 20[—] (i.e., five business days after the Stop Loss Termination Date), and the payment upon redemption will be $[—] per Security (i.e., the Stop Loss Redemption Value). All capitalized terms not defined in this notice shall have the meaning ascribed thereto in the prospectus relating to the Securities.

BARCLAYS BANK PLC

Name:
Title:

cc: The Bank of New York Mellon (as trustee)

C-1

$250,000,000

BARCLAYS BANK PLC

Long C Leveraged Exchange Traded Notes

Linked to the S&P 500® Total Return IndexTM

GLOBAL MEDIUM-TERM NOTES, SERIES A

Pricing Supplement

August 31, 2010

(to Prospectus dated August 31, 2010 and

Prospectus Supplement dated August 31, 2010)